EXHIBIT 99.1

United-Guardian Reports Third Quarter Earnings

HAUPPAUGE, N.Y., Nov. 7, 2014 (GLOBE NEWSWIRE) -- United-Guardian, Inc. (Nasdaq:UG) announced today that its sales and earnings for the third quarter and nine-months ended September 30, 2014 were down compared with last year, with third quarter sales down by 26% from $3,404,227 to $2,516,620, and nine-month sales down from $10,984,959 to $9,456,248, a decline of 14%. Net income for the third quarter decreased from $1,276,791 ($0.28 per share) to $411,426 ($0.09 per share), and net income for the nine-month period decreased from $4,183,980 ($0.91 per share) to $2,648,452 ($0.58 per share). On a positive note, the company reported that sales in October rebounded significantly, exceeding the total sales for August and September combined.

Ken Globus, United-Guardian's President, stated, "The sales decreases for the third quarter and the first nine months of the year were the result of both the timing of orders from our largest marketing partner for product it sells to customers in China, as well as the loss of a significant amount of business from one of that marketing partner's largest customers for one of our products. That customer had been using our product exclusively, but now requires that there be a second source for it. This resulted in a significant reduction in its purchases of that product in the third quarter. We have been working closely with our marketing partner to regain some of this business, and an agreement has just been reached between our marketing partner and that customer, which gives the customer incentive to increase our share of its future product requirements."

"Despite the decrease in our shipments of product intended for the Chinese market in the third quarter, the volume of our products that our marketing partner is selling in China has actually increased by 20.5% for the first nine months of 2014 compared with the same period last year. We are optimistic that our sales of product intended for the Chinese market will continue to increase in the fourth quarter."

"Based on the fact that October 2014 was one of our strongest months ever, we are confident that we will end 2014 with a strong fourth quarter. We also anticipate that in 2015 we will begin to see revenue from our new Lubrajel Natural product line, and we will continue to work closely with our marketing partners to expand the sales of our existing product lines as well."

United-Guardian is a manufacturer of cosmetic ingredients, personal and health care products, pharmaceuticals, and specialty industrial products.

NOTE:   This press release contains both historical and "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements about the company's expectations or beliefs concerning future events, such as financial performance, business prospects, and similar matters, are being made in reliance upon the "safe harbor" provisions of that Act. Such statements are subject to a variety of factors that could cause our actual results or performance to differ materially from the anticipated results or performance expressed or implied by such forward-looking statements. For further information about the risks and uncertainties that may affect the company's business please refer to the company's reports and filings with the Securities and Exchange Commission.

RESULTS FOR THE THREE AND NINE MONTHS ENDED
SEPTEMBER 30, 2014 and SEPTEMBER 30, 2013
(UNAUDITED)

	THREE MONTHS ENDED SEPTEMBER 30,		NINE MONTHS ENDED SEPTEMBER 30,
	2014	2013	2014	2013

Net sales	$ 2,516,620	$ 3,404,227	$ 9,456,248	$ 10,984,959

Costs and expenses:
Cost of sales	1,301,172	1,211,678	3,838,344	3,986,129
Operating expenses	671,600	654,027	1,911,184	1,851,486
Total costs and expenses	1,972,772	1,865,705	5,749,528	5,837,615

Income from operations	543,848	1,538,522	3,706,720	5,147,344

Other income:
Investment income	51,078	47,739	138,830	166,846
Income from damage settlement	---	292,830	24,402	878,490
Total other income	51,078	340,569	163,232	1,045,336
Income before income taxes	594,926	1,879,091	3,869,952	6,192,680

Provision for income taxes	183,500	602,300	1,221,500	2,008,700
Net Income	$ 411,426	$1,276,791	$2,648,452	$ 4,183,980

Earnings per common share
(Basic and Diluted)	$ 0.09	$ 0.28	$ 0.58	$ 0.91

Weighted average shares – basic and diluted	4,596,439	4,596,439	4,596,439	4,596,439
CONTACT: Robert S. Rubinger
         Public Relations
         (631) 273-0900